AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 2004.
                                                  REGISTRATION NO. 333-
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            ON TRACK INNOVATIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        STATE OF ISRAEL                       3674                           NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)

                             ----------------------

                             Z.H.R. INDUSTRIAL ZONE
                      P.O. BOX 32, ROSH PINA, ISRAEL 12000
                              (011) 972-4-686-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   OHAD BASHAN
                                OTI AMERICA, INC.
                       1601 SOUTH DE ANZA BLVD., SUITE 201
                           CUPERTINO, CALIFORNIA 95014
                                 (408) 252-0333
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                             ----------------------

                          COPIES OF COMMUNICATIONS TO:

         DAVID P. STONE, ESQ.                       SHMUEL ZYSMAN, ADV.
      WEIL, GOTSHAL & MANGES LLP                   ZYSMAN AHARONI GAYER
           767 FIFTH AVENUE                          & CO. LAW OFFICES
          NEW YORK, NY 10153                        52A HAYARKON STREET
            (212) 310-8000                        TEL AVIV 63432, ISRAEL
                                                   (011) 972-3-795-5555

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
          BE REGISTERED                   REGISTERED          UNIT(1)             PRICE(1)        REGISTRATION FEE
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Ordinary shares, nominal value NIS 0.1    2,162,944          $ 9.67             $ 20,915,668          $ 2,650
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the reported bid and ask prices of the ordinary shares on the Nasdaq SmallCap Market on May 26, 2004. The ordinary shares we are registering are to be sold by selling shareholders, including affiliates. We will not receive any proceeds from the sale of shares by the selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

                               DATED MAY 27, 2004

                                   PROSPECTUS

                            2,162,944 ORDINARY SHARES

                       [LOGO OF ON TRACK INNOVATIONS LTD.]

                              --------------------

     On Track Innovations Ltd. is registering 2,162,944 ordinary shares for sale by the selling shareholders identified in this prospectus, at such price or prices as each selling shareholder may, from time to time, determine. We will pay all expenses of registering the securities. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. Our ordinary shares are listed on the Nasdaq SmallCap Market under the symbol "OTIV." On May 26, 2004 the last reported sale price of our ordinary shares on Nasdaq was $9.71 per share. Our ordinary shares also are listed on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5." On May 26, 2004, the last reported sale price of our ordinary shares on the Frankfurt Stock Exchange was
(euro)8.05 per share, equivalent to $9.72 per share, calculated using the exchange rate of $1.2073 per euro on such date.

                INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

The date of this prospectus is         , 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.

                             ----------------------

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................................   1

RISK FACTORS................................................................   4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................  16

CAPITALIZATION..............................................................  17

USE OF PROCEEDS.............................................................  17

PRICE RANGE OF OUR SHARES...................................................  17

SELLING SHAREHOLDERS........................................................  19

PLAN OF DISTRIBUTION........................................................  29

DIVIDEND POLICY.............................................................  30

DESCRIPTION OF ORDINARY SHARES..............................................  30

LEGAL MATTERS...............................................................  30

EXPERTS ....................................................................  30

ENFORCEABILITY OF CIVIL LIABILITIES.........................................  31

WHERE YOU CAN FIND MORE INFORMATION.........................................  33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  34

EXPENSES....................................................................  34

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE BUYING ORDINARY SHARES IN THIS OFFERING. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING EACH OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION.

     We design, develop and sell contactless microprocessor-based smart card products. A smart card is traditionally a credit card-sized plastic card containing a semiconductor chip. The type of semiconductor chip determines the amount of information that the card can store and the number and complexity of applications that can be provided by the card, or how "smart" the card is. Our products support smart cards that contain microprocessor chips which run multiple applications, can be reprogrammed and support high levels of security. A smart card system consists of smart cards, readers that transmit and receive data from the smart card and computers that process data received from the readers.

     Traditionally, the information stored on the smart card chip was updated through contact of the card with the reader either by swiping the card through, or inserting it in, a reader. However, our products utilize "contactless" smart cards which do not require physical contact with a reader, as power and data are transferred to the card through a magnetic field generated by the reader.

     By combining the advantages of microprocessors and contactless smart cards, we believe that our products offer the following benefits:

     o The information stored on a card and transferred between the card and the reader is secure;
     o Our products provide for a reliable transfer of information to and from a card;
     o Our cards are durable, easy to use and take a variety of forms, including key chains, tags, stickers and wristwatches;
     o    Our products are easy to install and maintain;
     o Our products enable the transition from other card technologies to our contactless microprocessor-based technology; and
     o Our products support multiple, independent applications on the same card.

     Substantially all of our contactless microprocessor-based products are based on a common platform which we refer to as the OTI Platform. The OTI Platform combines our patented technologies and consists of our smart cards, our smart card readers, software that enables the development of applications for the smart card and a communications technology that ensures the transmission of data to and from the card. The OTI Platform can be customized to support a large number of applications such as credit and debit card functions, identification and loyalty programs. The OTI Platform has been deployed in different markets, such as petroleum, mass transit and national documentation, and is being developed for other markets such as medical services. For some markets, we have developed extensively customized hardware and software systems based on our OTI Platform, such as a gasoline management system for fleet managers and an electronic parking payment system.

     Additionally, as a result of our acquisition of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, we offer closed campus products for universities and products that operate copying machines. These products are based on other card technologies that require physical contact between the card and the reader and that do not use microprocessors. The InterCard group also manufactures electronic devices, some of which it incorporates into contact-based smart card readers that it sells and some of which it sells for nonsmart card applications in the transportation industry.

     We intend to enhance our position in the design and development of contactless microprocessor based smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through relationships with other parties. We have established such relationships with, among others, Mastercard Intenational and Beyond Petroleum (formerly known as British Petroleum).

     Our sales and marketing efforts are directed from Cupertino, California, and effected through our global network of subsidiaries in North America, Africa and Europe, as well as through e-Smart System Inc., our joint venture with Cheung Kong Infrastructure Holdings, a Hong Kong-based infrastructure company, for the marketing and distribution of our products in Greater China (the People's Republic of China, Taiwan, Hong Kong and Macau).

     Since our initial public offering in Germany in 1999, we have acquired the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards; and the InterCard group.

     Our shares are traded on the Prime Standard Segment of the Frankfurt Stock Exchange and on the Nasdaq Small-Cap Market. Our headquarters are located in Rosh Pina, Israel. As of March 31, 2004, we employed 200 employees worldwide, of whom 84 were employed at our headquarters and the remainder were employed by our subsidiaries. In this prospectus we sometimes refer to ourselves as OTI.

                               RECENT DEVELOPMENTS

     On April 29, 2004, we issued and sold to certain financial institutions, in a private placement, 1,300,000 of our units, each consisting of one ordinary share and a warrant to purchase six-tenths of an ordinary share. The aggregate purchase price of the units was $15,132,000, based on a market price of $11.64 per unit, which was the average closing price of our ordinary shares for the last five trading days prior to April 22, 2004, the pricing date. The warrants, which are for the purchase of an aggregate of up to 780,000 ordinary shares, are immediately exercisable, have terms of five years and an exercise of $13.97 per share, and may be redeemed by us after two years if the market price of the underlying ordinary shares reaches $25.15 and certain other conditions are met. We did not receive any independent consideration for our issuance of the warrants to the financial institutions who purchased our ordinary shares. In addition to the issuance of warrants to the purchasers, we also issued an aggregate of 119,920 warrants to Oppenheimer & Co. Inc., as placement agent in the private placement of the units, and to certain other persons who facilitated the offering. Pursuant to the registration statement of which this prospectus is a part, we have registered under the Securities Act of 1933, as amended, all of the ordinary shares sold and 842,944 of the ordinary shares issuable upon exercise of the warrants issued in the private placement, for resale by the respective holders thereof.

                                  RISK FACTORS

     Our ability to attain our objectives depends upon our success in addressing the risks relating to our business, industry and conditions in Israel discussed in "Risk Factors" and elsewhere in this prospectus, including the following:

  o We have a history of losses and although we achieved profitability in the fourth quarter of 2003, we may not continue to do so in the future.
  o If the market for smart cards in general, and for contactless microprocessor-based smart cards in particular, does not grow, sales of our products may not grow and may even decline.
  o If we fail to develop new products or adapt our existing products for use in new markets, our revenue growth may be impeded and we may incur significant losses.
  o We have historically derived a significant portion of our revenues from sales to system integrators who are not the end-users of our products and we are to a certain extent dependent on their ability of these integrators to maintain their existing business and secure new business.

                                  THE OFFERING

Ordinary shares which may be sold by
  the Selling Shareholders.....................   2,162,944 shares, including
                                                  ordinary shares issuable upon
                                                  exercise of warrants. See
                                                  "Selling Shareholders."

Ordinary shares to be outstanding after this
  Offering.....................................   8,506,381 shares, excluding
                                                  the ordinary shares issuable
                                                  as of the date of this
                                                  prospectus upon exercise of
                                                  options, but including
                                                  ordinary shares issuable upon
                                                  the exercise of warrants. We
                                                  have outstanding options to
                                                  acquire 2,905,603 ordinary
                                                  shares, 2,162,553 of which are
                                                  currently exercisable.

Use of proceeds................................   We will receive no proceeds
                                                  from the sales described in
                                                  this prospectus.

Prime Standard Segment symbol..................   OT5

Nasdaq SmallCap Market symbol..................   OTIV

Risk factors...................................   See "Risk Factors" and the
                                                  other information included in
                                                  this prospectus for a
                                                  discussion of risk factors you
                                                  should carefully consider
                                                  before deciding to invest in
                                                  our ordinary shares.

     The share numbers set forth above and, unless otherwise noted, throughout this prospectus give effect to our 10-for-1 reverse share split effective as of June 17, 2002.

     We were incorporated in the State of Israel in February 1990. The address of our registered and principal executive office is Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, and our telephone number is (011) 972-4-686-8000. Our web site address is www.otiglobal.com. The information on our web site does not constitute part of this prospectus.

     "OTI" and "OTI INSIGHT" are both registered trademarks in the United States and Israel and are European Community Trade Marks which cover all the countries of the European Union, "SCIENCE -- NON FICTION" is subject to a pending European Community Trade Mark application and a pending trademark application in the United States and Israel and "EASYPARK" is a registered trademark of Easy Park Ltd., one of our subsidiaries, in the United States, Canada and Israel and has been accepted in Singapore. Certain other trademarks and trade names are owned and used by us on an unregistered basis. All other registered trademarks appearing in this prospectus are owned by their respective holders.

     As used in this prospectus:

     o all references to "New Shekels" or "NIS" are to the lawful currency of Israel;
     o all references to "euros," "EUR" or "(euro)" are to the lawful currency of the European Union;
     o all references to "dollars" or "$" are to the lawful currency of the United States.
     o all references to "Deutsche Mark" or "DM" are to the currency used in the Federal Republic of Germany until December 31, 2001, before its conversion into euro at the rate of EUR 1.00=DM 1.95583.

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR ORDINARY SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT NECESSARILY IN ORDER OF DEGREE OR MAGNITUDE OF RISK.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES. ALTHOUGH WE ACHIEVED PROFITABILITY IN THE FOURTH QUARTER OF 2003, WE MAY NOT CONTINUE TO DO SO IN THE FUTURE.

     We have incurred losses in each year since we commenced operations in 1990. We reported net losses of $3.1 million in 1999, $8.3 million in 2000, $11.7 million in 2001, $6.2 million in 2002 and $3.6 million in 2003. Although we reported $102,000 of net income for the fourth quarter of 2003, we expect to incur full year losses at least through 2005 as we invest in the expansion of our global marketing network, reduce our product prices in return for transaction fees based on the volume of transactions effected in systems that contain our products, enhance our research and development capabilities and expand our internal manufacturing capabilities.

IF THE MARKET FOR SMART CARDS IN GENERAL, AND FOR CONTACTLESS
MICROPROCESSOR-BASED SMART CARDS IN PARTICULAR, DOES NOT GROW, SALES OF OUR PRODUCTS MAY NOT GROW AND MAY EVEN DECLINE.

     The success of our products depends on commercial enterprises, governmental authorities and other potential card issuers adopting contactless microprocessor-based smart card technologies. Other card technologies, such as magnetic strips or bar codes, are widely used and could be viewed by potential customers as more cost effective alternatives to our products. Additionally, potential customers in developed countries such as the United States may already have installed systems that are based on technologies different from ours and may therefore be less willing to incur the capital expenditures required to install or upgrade to a contactless microprocessor-based smart card system. As a result, we cannot assure you that there will be significant market opportunities for contactless microprocessor-based smart card products. If demand for contactless microprocessor-based smart card products such as ours does not develop or develops more slowly than we anticipate, we may have fewer opportunities for growth than we expect.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR ADAPT OUR EXISTING PRODUCTS FOR USE IN NEW MARKETS, OUR REVENUE GROWTH MAY BE IMPEDED AND WE MAY INCUR SIGNIFICANT LOSSES.

     To date, we have sold products incorporating our technology within a limited number of markets. We are currently developing and marketing products such as medical cards for use in hospitals and identity cards for use by governmental authorities. We have yet to recognize revenues from sales of these products. We are devoting significant resources to developing and marketing these and other products and adapting our existing products for use in new markets. If we fail to develop new products or adapt our existing products for new markets, we may not recoup the expenses incurred in our efforts to do so, our revenue growth may be impeded and we may incur significant losses.

WE HAVE HISTORICALLY DERIVED A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES TO SYSTEMS INTEGRATORS WHO ARE NOT THE END-USERS OF OUR PRODUCTS. WE ARE TO A CERTAIN EXTENT DEPENDENT ON THE ABILITY OF THESE INTEGRATORS TO MAINTAIN THEIR EXISTING BUSINESS AND SECURE NEW BUSINESS.

     In 2001, 2002 and 2003, 18%, 22% and 28%, respectively, of our revenues were derived from sales to systems integrators, who incorporate our products into systems which they supply and install for use in a specific project. To the extent our revenues depend on the ability of systems integrators to successfully market, sell, install and provide technical support for systems in which our products are integrated or to sell our products on a stand-alone basis, our revenues may decline if the efforts of these systems integrators fail. Further, the faulty or negligent implementation and installation of our products by systems integrators may harm our reputation and dilute our brand name. Because we are one step removed from the end-users of our products, it may be more difficult for us to rectify damage to our reputation caused by systems integrators who have direct contact with end-users. In addition, termination of agreements with systems integrators or revocation of exclusive distribution rights within a certain area can be difficult. If we are unable to maintain our current relationships with systems integrators or develop relationships with new systems integrators, we may not be able to sell our products and our results of operations could be impaired.

     Unless we continue to expand our direct sales, our future success will depend upon the timing and size of future purchases by systems integrators and the success of the projects and services for which they use our products.

OUR REVENUE GROWTH MAY BE IMPAIRED IF WE ARE UNABLE TO MAINTAIN OUR CURRENT, AND ESTABLISH NEW, STRATEGIC RELATIONSHIPS.

     The markets for our products are usually highly specialized and require us to enter into strategic relationships in order to facilitate or accelerate our penetration into new markets. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and then we cooperate in marketing the resulting product. The termination of any of our strategic relationships or our failure to develop additional relationships in the future may limit our ability to expand the markets in which our products are deployed or to sell particular products.

SOME OF OUR AGREEMENTS MAY IN THE FUTURE RESTRICT OUR ABILITY TO TAKE ACTIONS THAT WE THEN BELIEVE TO BE DESIRABLE.

     In some of our agreements with suppliers, distributors and joint venture partners, we have agreed to restrict ourselves in some areas of business for different time periods ranging from several months to several years. For example, we have granted our e-Smart joint venture with Cheung Kong exclusive rights to distribute our products in Greater China and we granted our joint venture partner veto rights over key business decisions relating to the distribution of our products in that region. In addition, in the event that our products are sold in Greater China by third parties other than through e-Smart, we have agreed to pay to e-Smart 7.5% of the net revenues we receive from such sales. Our agreement with Samsung concerning the development and manufacture of a particular type of microprocessor chip that we refer to as a "monochip" requires us not to sell that microprocessor chip to the existing customers of Samsung. In addition, in some markets we sell our products through distributors who, in general, have exclusive distribution rights in that market if sales quota are met.

WE FACE INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS PROSPECTS WILL BE IMPAIRED.

     We face intense competition from developers of contact and contactless microprocessor-based technologies and products, developers of contactless products that use other types of technologies that are not microprocessor-based, and non-smart card technologies. We compete on the basis of a range of competitive factors including price, compatibility with the products of other manufacturers, and the ability to support new industry standards and introduce new reliable technologies. Many of our competitors, including Philips Semiconductors, a division of Philips Electronics N.V., and Infineon Technologies AG, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess. As a result, they may be able to introduce new products, respond to customer requirements and adapt to evolving industry standards more quickly than we can. In addition, we may not be able to differentiate our products sufficiently from those of our competitors.

     From time to time, we or one or more of our present or future competitors may announce new or enhanced products or technologies that have the potential to replace or shorten the life cycles of our existing products. The announcement of new or enhanced products may cause customers to delay or alter their purchasing decisions in anticipation of such products, and new products developed by our competitors may render our products obsolete or achieve greater market acceptance than our products.

     If we cannot compete successfully with our existing and future competitors, we could experience lower sales, price reductions, loss of revenues, reduced gross margins and reduced market share.

IF THERE IS A SUSTAINED INCREASE IN DEMAND FOR MICROPROCESSORS, AVAILABILITY MIGHT BE LIMITED AND PRICES MIGHT INCREASE.

     Our products require microprocessors. The microprocessor industry periodically experiences increased demand and limited availability due to production capacity constraints. Increased demand for, or limited availability of, microprocessors could substantially increase the cost of producing our products. Because some of our contracts have fixed prices, we may not be able to pass on any increases in costs to these customers, and consequently our profit margin could be reduced.

     In addition, as a result of a shortage, we may be compelled to delay shipments of our products, or devote additional resources to maintaining higher levels of microprocessor inventory. Consequently, we may experience substantial period-to-period fluctuations in our cost of revenues and, therefore, in our future results of operations.

OUR PRODUCTS HAVE LONG DEVELOPMENT CYCLES AND WE MAY EXPEND SIGNIFICANT RESOURCES IN RELATION TO A SPECIFIC PROJECT WITHOUT REALIZING ANY REVENUES.

     The development cycle for our products varies from project to project. Typically, the projects in which we are involved are complex and require that we customize our products to our customers' needs and specifications in return for payment of a fixed amount. We then conduct evaluation, testing, implementation and acceptance procedures of the customized products with the customer. Only after successful completion of these procedures will customers place orders for our products in commercial quantities. In addition, our contracts do not typically include minimum purchase requirements. We, therefore, cannot assure you that contracts into which we enter will result in commercial sales. Our average development cycle is typically between 12 and 18 months from initial contact with a potential customer until we deliver commercial quantities to the customer and recognize significant revenues. As a result, we may expend financial, management and other resources to develop customer relationships before we recognize any revenues.

FLUCTUATIONS IN OUR QUARTERLY FINANCIAL PERFORMANCE MAY CREATE VOLATILITY IN THE MARKET PRICE OF OUR SHARES AND MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our quarterly revenues and operating results have varied in the past and are likely to do so in the future. These fluctuations may be driven by various factors which are beyond our control, are difficult to predict and may not meet the expectations of analysts and investors. These factors include:

     o The size and timing of orders placed by our customers, particularly in government projects. Government projects typically involve a protracted competitive procurement process and in some circumstances litigation following the award of a contract. As a result, it is difficult to predict the timing and size of orders under such contracts. For example, we started to prepare our offer for the Israeli national electronic parking system project in 1992, we were awarded the contract in May 1998 and deployment began in January 2000. We started recognizing revenues in the second half of 2000.

     o The fact that our rental and financing expenses are fixed and we may not be able to reduce them in the event of a reduction in revenues in a particular quarter. In addition, our payroll expenses are relatively fixed and we would not expect to reduce our workforce due to a reduction in revenues in any particular quarter.

     o The tendency of our clients to place orders for products toward the last quarter of their financial year.

     Because of these factors, our revenues and operating results in any quarter may not be indicative of our future performance, and it may be difficult for you to evaluate our prospects.

DELAYS OR DISCONTINUANCE OF THE SUPPLY OF COMPONENTS MAY HAMPER OUR ABILITY TO PRODUCE OUR PRODUCTS ON A TIMELY BASIS AND CAUSE SHORT-TERM ADVERSE EFFECTS.

     The components we use in our products, including microprocessors and cards, are supplied by third party suppliers and manufacturers. Except for Samsung, currently the sole supplier of the chip that integrates our antenna interface into Samsung's microprocessor, none of these suppliers is a sole supplier. Nevertheless, we sometimes experience short-term adverse effects due to delayed shipments that have in the past interrupted and delayed, and could in the future interrupt and delay, the supply of our products to our customers, and may result in cancellation of orders for our products. In addition, we do not generally have long term supply contracts under which our suppliers are committed to supply us with components at a fixed price. Suppliers could increase component prices significantly without warning or could discontinue the manufacture or supply of components used in our products. We may not be able to develop alternative sources for product components if and as required in the future. Even if we are able to identify alternative sources of supply, we may need to modify our products to render them compatible with other components. This may cause delays in product shipments, increase manufacturing costs and increase product prices.

     Because some of our suppliers are located in Europe and the Far East, we may experience logistical problems in our supply chain, including long lead times for receipt of products or components and shipping delays. In addition, our subcontractors located in Israel and the Far East may, on occasion, feel the impact of potential economic or political instability in their regions, which could affect their ability to supply us with components for our products in a timely manner.

WE CURRENTLY RELY ON A THIRD PARTY FOR LICENSING AND UPDATING THE PRIMARY OPERATING SYSTEM WE USE IN OUR PRODUCTS.

     We are currently required to license operating system software for the operation of our products. Since 1995, the principal licensor of this software has been Personal Cipher Card Corporation, or PC3, pursuant to a license agreement that terminates on July 5, 2005. If PC3 terminates the license it granted us, we may face some delays in providing our products to our customers and we expect that it would take several months to arrange an adequate alternative. Sales of products containing the PC3 smart card operating system accounted for 73% of our revenues from smart cards in 1999, substantially all of our revenues from smart cards in 2000, 53% of our revenues from smart cards in 2001, 46% of our revenues from smart cards in 2002 and 17% of our revenues from smart cards in 2003.

IF WE FAIL TO HIRE, TRAIN AND RETAIN QUALIFIED RESEARCH AND DEVELOPMENT PERSONNEL, OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS, DEVELOP NEW PRODUCTS AND COMPETE SUCCESSFULLY MAY BE MATERIALLY AND ADVERSELY AFFECTED.

     Our success depends in part on our ability to hire, train and retain qualified research and development personnel. Individuals who have expertise in research and development in our industry are scarce. Competition for such personnel in the electronics industry is intense, particularly in Israel. Consequently, hiring, training and retaining such personnel is both time consuming and expensive. In addition, it may be difficult to attract qualified personnel to Rosh Pina, which is in the North of Israel. If we fail to hire, train and retain employees with skills in research and development, we may not be able to enhance our existing products or develop new products.

OUR ABILITY TO COMPETE DEPENDS ON OUR CONTINUING RIGHT TO USE, AND OUR ABILITY TO PROTECT, OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success and ability to compete depend in large part on using our intellectual property and proprietary rights to protect our technology and products. We rely on a combination of patent, trademark, copyright and trade secret law, as well as confidentiality agreements and other contractual relationships with our employees, customers, affiliates, distributors and others. While substantially all of our employees are subject to non-compete agreements, these agreements may be difficult to enforce as a result of Israeli law limiting the scope of employee non-competition undertakings.

     We currently have patents in the United States, Israel and other countries covering some of our technology and have pending applications in the United States, Europe, Israel and elsewhere which have not yet resulted in granted patents. We cannot be certain that patents will be issued with respect to any of our pending or future patent applications or that the scope of our existing patents, or any future patents that are issued to us, will provide us with adequate protection for our technology and products. Others may challenge our patents or registered trademarks. We do not know whether any of them will be upheld as valid or will be enforceable against alleged infringers. Thus we do not know whether they will enable us to prevent or hinder the development of competing products or technologies. Moreover, patents provide legal protection only in the countries where they are registered and the extent of the protection granted by patents varies from country to country.

     The measures we have taken to protect our technology and products may not be sufficient to prevent their misappropriation by third parties or independent development by others of similar technologies or products. Competitors may also develop competing technology by designing around our patents and thereafter manufacturing and selling products that compete directly with ours.

     In order to protect our technology and products and enforce our patents and other proprietary rights, we may need to initiate, prosecute or defend litigation and other proceedings before courts and patent and trademark offices in numerous countries. These legal and administrative proceedings could be expensive and could occupy significant management time and resources.

     Our European patent covering contactless transmission of power and data between a microprocessor and a reader was revoked as the result of a third party opposing our patent. Currently, this patent is the subject of an appeal proceeding before the European Patent Office. If our appeal is not successful, we will lose our European patent and therefore the right to prevent others in Europe from using the technology covered by the patent.

     Furthermore, a successful opposition to our patent could provide a basis for our competitors to claim that our patents covering this technology in other jurisdictions are invalid.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     It is not always possible to know with certainty whether or not the manufacture and sale of our products does or will infringe patents or other intellectual property rights owned by third parties. For example, patent applications may be pending at any time which, if granted, cover products that we developed or are developing. In certain jurisdictions, the subject matter of patents is not published until the patents are issued. Third parties may from time to time claim that our products infringe their patent or other intellectual property rights. In addition, if third parties claim that our customers are violating their intellectual property rights, our customers may seek indemnification from us (which could be costly), or may terminate their relationships with us. Our products depend on operating systems licensed to us and we may also be subject to claims by third parties that our use of these operating systems infringes their intellectual property rights. Any intellectual property claim could involve time-consuming and disruptive litigation that, if determined adversely to us, could prevent us from making or selling our products, subject us to substantial monetary damages or require us to seek licenses.

     Intellectual property rights litigation is complex and costly, and we cannot be sure of the outcome of any litigation. Even if we prevail, the cost of litigation could harm our results of operations. In addition, litigation is time consuming and could divert our management's attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products and solutions, expend significant resources to develop non-infringing technology or obtain licenses on unfavorable terms. Licenses may not be available to us on acceptable terms or at all. In addition, some licenses are non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or cannot design around any third party patents or otherwise avoid infringements, we may be unable to sell some of our products.

THE LOSS OF THE SERVICES OF OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ODED BASHAN, COULD SERIOUSLY HARM OUR BUSINESS.

     Our success depends, in part, on the continued service of Oded Bashan, our Chairman, President and Chief Executive Officer. Mr. Bashan is one of our founders and has developed our business and technology strategy since our inception. The loss of services of Mr. Bashan could disrupt our operations and harm our business.

IN THE PAST FOUR YEARS WE HAVE ACQUIRED THREE COMPANIES OR GROUPS OF COMPANIES AND WE INTEND TO CONTINUE TO PURSUE STRATEGIC ACQUISITIONS IN THE FUTURE. THE FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES AND BUSINESSES OR TO ACQUIRE NEW COMPANIES AND BUSINESSES MAY HARM OUR FINANCIAL PERFORMANCE AND GROWTH.

     In the past four years we have acquired City Smart, a systems integrator in Hong Kong; the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards; and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. We paid for all three of these acquisitions through the issuance of our ordinary shares. These and future acquisitions could result in:

     o Difficulties in integrating our operations, technologies, products and services with those of the acquired companies. For example, we cannot be sure that the InterCard group's current customer base will upgrade their systems to incorporate our products.

     o Difficulty in integrating operations that are spread across significant geographic distances.

     o Diversion of our capital and our management's attention away from other business issues.

     o    Potential loss of key employees and customers of companies we acquire.

     o Increased liabilities as a result of liabilities of the companies we acquire.

     o Dilution of shareholdings in the event we acquire companies in exchange for our shares.

     We may not successfully integrate any technologies, manufacturing facilities or distribution channels that we have or may acquire and we cannot assure you that any of our recent acquisitions will be successful. In addition, if we do not acquire new companies and businesses in the future, our business may not grow as expected. If any of our recent or future acquisitions are not successful, our financial performance and business may be adversely affected.

WE ARE SUSCEPTIBLE TO CHANGES IN INTERNATIONAL MARKETS AND DIFFICULTIES WITH INTERNATIONAL OPERATIONS COULD HARM OUR BUSINESS.

     Over the last five years, we have derived revenues from different geographical areas. The following table sets forth our sales in different geographical areas as a percentage of revenues:

                                     NORTH     SOUTH
       AFRICA   EUROPE   FAR EAST   AMERICA   AMERICA   ISRAEL
       ------   ------   --------   -------   -------   ------
1999     16       16        33        30        2         3
2000      8       56        13        19        1         3
2001      6       72        10         9        *         3
2002     13       67         3        11        1         5
2003     15       66         1        10        *         8

* Less than 1%

     Our ability to maintain our position in existing markets and to penetrate new, regional and local markets, is dependent, in part, on the stability of regional and local economies. Our regional sales may continue to fluctuate widely and may be adversely impacted by future political or economic instability in these or other foreign countries or regions.

     In addition, there are inherent risks in these international operations which include:

     o    changes in regulatory requirements and communications standards;

     o    required licenses, tariffs and other trade barriers;

     o difficulties in enforcing intellectual property rights across, or having to litigate disputes in, various jurisdictions;

     o    difficulties in staffing and managing international operations;

     o    potentially adverse tax consequences; and

     o the burden of complying with a wide variety of complex laws and treaties in various jurisdictions.

     If we are unable to manage the risks associated with our focus on international sales, our business may be harmed.

BECAUSE WE REPORT IN DOLLARS WHILE A PORTION OF OUR REVENUES AND EXPENSES ARE INCURRED IN OTHER CURRENCIES, CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our functional and reporting currency is the U.S. dollar. We generate a significant portion of our revenues in U.S. dollars but we incur a large portion of our expenses in other currencies, principally some employees' salaries in NIS and the majority of the expenses of the InterCard group in Euros. To the extent that we and our subsidiaries based in Israel and Germany conduct our business in different currencies, our revenues and expenses and, as a result, our assets and liabilities are not necessarily in the same currency. We are, therefore, exposed to foreign exchange rate fluctuations. These fluctuations may negatively affect our results of operations. Our operations also could be adversely affected if we are unable to limit our exposure against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the NIS.

     However, these measures may not adequately protect us from material adverse effects resulting from currency fluctuations. In addition, if we wish to maintain the dollar-denominated value of sales made in other currencies, any devaluation of the other currencies relative to the U.S. dollar would require us to increase our other currency denominated sales price. That could cause our customers to cancel or decrease orders.

WE MAY HAVE TO ADAPT OUR PRODUCTS IN ORDER TO INTEGRATE THEM INTO OUR CUSTOMERS' SYSTEMS OR IF NEW GOVERNMENT REGULATIONS OR INDUSTRY STANDARDS ARE ADOPTED OR CURRENT REGULATIONS OR STANDARDS ARE CHANGED.

     Some of our products are subject to government regulation in the countries in which they are used. For example, card readers that are used in the United States and in Europe require certification of compliance with regulations of the Federal Communications Commission and the European Telecommunications Standards Institute, respectively, regarding emission limits of radio frequency devices. In addition, governmental certification for the systems into which our products are integrated may be required. The International Standards Organization is in the process of approving industry standards regulating the transfer of data between contactless smart cards and a reader. If there is a change to government regulations or industry standards, we may have to make significant modifications to our products and, as a result, could incur significant costs and may be unable to deploy our products in a timely manner.

     In addition, prior to purchasing our products, some customers may require us to receive certification that our products can be integrated successfully into their systems or comply with applicable regulations. Receipt of these certifications may not occur in a timely manner or at all. In some cases, in order for our products, or for the system into which they are integrated, to be certified, we may have to make significant product modifications. Failure to become so certified could render us unable to deploy our products in a timely manner or at all.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT ARE ONLY DISCOVERED AFTER THE PRODUCTS HAVE BEEN DEPLOYED. THIS COULD HARM OUR REPUTATION, RESULT IN LOSS OF CUSTOMERS AND REVENUES AND SUBJECT US TO PRODUCT LIABILITY CLAIMS.

     Our products are highly technical and deployed as part of large and complex projects. Because of the nature of our products, they can only be fully tested when fully deployed. For example, the testing of our parking payment product required distribution of sample parking payment cards to drivers, installation of electronic kiosks at which a card holder can increase the balance on his or her card, linking the kiosks to financial and parking databases, collecting data through handheld terminals, processing of data that is collected by the system, compilation of reports and clearing the parking transactions. Any defects in our products could result in:

     o    harm to our reputation;

     o    loss of, or delay in, revenues;

     o    loss of customers and market share;

     o failure to attract new customers or achieve market acceptance for our products; and

     o    unexpected expenses to remedy errors.

     In addition, we could be exposed to potential product liability claims. While we currently maintain product liability insurance, we cannot assure you that this insurance will be sufficient to cover any successful product liability claim. Any product liability claim could result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements. Any product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves. Furthermore, the assertion of product liability claims, regardless of the merits underlying the claim, could result in substantial costs to us, divert management's attention away from our operations and damage our reputation.

TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

     Terrorist attacks and other acts of violence or war may affect the markets on which our ordinary shares trade, the markets in which we operate, our operations and profitability and your investment. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of our supplies and products more difficult and/or expensive and ultimately affect the sales of our products.

                      RISKS RELATED TO OUR ORDINARY SHARES

OUR SHARE PRICE HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE.

     The market price of our ordinary shares has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our ordinary shares may be significantly affected by factors such as the announcements of new products or product enhancements by us or our competitors, technological innovations by us or our competitors or quarterly variations in our results of operations. In addition, any statements or changes in estimates by analysts covering our shares or relating to the smart card industry could result in an immediate effect, that may be adverse on the market price of our shares.

     Trading in shares of companies listed on the Nasdaq SmallCap and the Prime Standard Segment of the Frankfurt Stock Exchange in general and trading in shares of technology companies in particular has been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating performance. These factors may depress the market price of our ordinary shares, regardless of our actual operating performance.

     Securities litigation has also often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation that could result in substantial costs and diversion of our management's attention and resources.

OUR SHARE PRICE COULD BE ADVERSELY AFFECTED BY FUTURE SALES OF OUR ORDINARY SHARES.

     As of May 26, 2004, we have outstanding 7,397,422 ordinary shares, warrants to purchase 1,098,959 additional ordinary shares at a weighted average exercise price of $12.49 per share and options to purchase 2,905,603 additional ordinary shares at a weighted average exercise price of $8.91 per share.

     We may in the future sell or issue additional ordinary shares. The market price of our ordinary shares could drop as a result of sales of substantial amounts of our ordinary shares in the public market or the perception that such sales may occur. These factors could also make it more difficult to raise additional funds through future offerings of our ordinary shares or other securities.

WE CANNOT PREDICT THE FURTHER IMPACT ON THE PRICE OF OUR ORDINARY SHARES FOLLOWING OUR RESTATEMENT IN AUGUST 2002 OF CERTAIN OF OUR FINANCIAL STATEMENTS OR THE EXTENT OF THE POTENTIAL CLAIMS THAT MAY BE ASSERTED AGAINST US.

     We reevaluated our accounting treatment of certain past transactions and restated our financial statements for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001. We filed our restated financial statements in accordance with requirements in Germany where our ordinary shares are listed. The market for our ordinary shares in Germany was adversely affected by our restatement and the adverse effect in Germany may have an adverse impact on the value of our ordinary shares listed on the Nasdaq SmallCap Market. Our share price may be adversely affected by the threat of litigation based upon our restatement and the recovery by plaintiffs in any litigation actually commenced against us.

IF OUR ORDINARY SHARES ARE EVER CONSIDERED A PENNY STOCK, ANY INVESTMENT IN OUR ORDINARY SHARES WILL BE CONSIDERED A HIGH-RISK INVESTMENT AND BECOME SUBJECT TO RESTRICTIONS ON MARKETABILITY.

     If the bid price of our ordinary shares falls below $5.00 and we fail to maintain our Nasdaq listing, our ordinary shares may be deemed a "penny stock" for the purposes of the Exchange Act. The bid price of our ordinary shares as of May 26, 2004 was $9.71 but was less than $5.00 from February 26, 2003 until October 22, 2003. We continue to maintain our Nasdaq listing. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations. The additional obligations include disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers making transactions in penny stocks are subject to additional sales practice requirements under the Exchange Act. These additional requirements include making inquiries into the suitability of penny stock investments for each customer or obtaining the prior written agreement of the customer for the penny stock purchase. Because of these additional obligations, some brokers will not effect transactions in penny stocks. If our shares are deemed a "penny stock" in the future, this designation could have an adverse effect on the liquidity of our ordinary shares and your ability to sell our ordinary shares.

OUR SHAREHOLDERS COULD EXPERIENCE DILUTION OF THEIR OWNERSHIP INTEREST BY REASON OF OUR ISSUING MORE SHARES THAT ARE PURCHASED BY THIRD PARTIES.

     Under Israeli law, shareholders in public companies do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. In addition, our board of directors may approve the issuance of shares in many instances without shareholder approval. As a result, our shareholders could experience dilution of their ownership interest by reason of our raising additional funds through the issuance of more shares that are purchased by third parties. The weighted average price per share at which we sold shares during 2003 was $4.40. In addition, we may continue to acquire companies or businesses in exchange for our shares, resulting in dilution of your shareholding.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have never declared or paid cash dividends and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain all future earnings to fund the development of our business. In addition, because we have received benefits under Israeli law for our "Approved Enterprises," payment of a cash dividend may create additional tax liabilities for us.

OUR CONCENTRATION OF VOTING POWER WILL LIMIT YOUR ABILITY TO INFLUENCE OR CONTROL CORPORATE ACTIONS.

     Oded Bashan currently has the right to vote approximately 21% of our outstanding shares by reason of his ownership of 937,493 of our outstanding shares and his holding to vote 667,742 additional ordinary shares that are owned by others. He therefore has the ability to control the election of directors and the outcome of most corporate actions requiring shareholder approval. This concentration of voting power may also have the effect of delaying or preventing a change in control of us.

OUR UNITED STATES INVESTORS COULD SUFFER ADVERSE TAX CONSEQUENCES IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY.

     We cannot assure you that we will not be treated as a passive foreign investment company for 2003 or future years. We could be a passive foreign investment company if 75% or more or our gross income in a taxable year is passive income. We would also be a passive foreign investment company if at least 50% of the average value, or possibly the adjusted bases of our assets in particular circumstances, of our assets in a taxable year produce, or are held for the production of, passive income. Passive income includes interest, dividends, royalties, rents and annuities. If we are or become a passive foreign investment company, many of our U.S. shareholders may be subject to adverse tax consequences.

                             RISKS RELATED TO ISRAEL

CONDITIONS IN ISRAEL MAY HARM OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT OUR SHARE PRICE.

     Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts remains uncertain. Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, primarily in the West Bank and Gaza Strip. The ongoing violence between Israel and the Palestinians or any future armed conflicts, political instability or continued violence in the region would likely have a negative effect on our business condition, harm our results of operations and adversely affect the share price of publicly traded Israeli companies such as us. In addition, Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Furthermore, several countries still restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries. These restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF KEY PERSONNEL TO PERFORM ISRAELI MILITARY SERVICE.

     Some of our executive officers and employees must perform annual military reserve duty in Israel and may be called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or other key employees due to military service. Any disruption to our operations would harm our business.

THE ISRAELI GOVERNMENT PROGRAMS AND TAX BENEFITS IN WHICH WE CURRENTLY PARTICIPATE OR WHICH WE CURRENTLY RECEIVE REQUIRE US TO MEET SEVERAL CONDITIONS AND MAY BE TERMINATED OR REDUCED IN THE FUTURE. THIS COULD INCREASE OUR COSTS OR TAXES.

     We are entitled to tax benefits under Israeli government programs, largely as a result of the "Approved Enterprise" status granted to $4.5 million of our capital investment programs by the Israeli Ministry of Industry and Trade. Taxable income derived from each program is tax exempt for a period of ten years beginning in the year in which the program first generates taxable income, up to 14 years from the date of approval or 12 years from the date of the beginning of production. Without such benefits our taxable income would be taxed at a rate of 36%. To maintain our eligibility for these tax benefits, we must continue to meet conditions, including making specified investments in property, plant and equipment, 30% of which must be from paid-in capital. We cannot assure you that we will continue to receive these tax benefits at the same rate or at all. From time to time, we submit requests for expansion of our approved enterprise programs. These requests might not be approved. The termination or reduction of these programs and tax benefits could increase our taxes and could have a material adverse effect on our business. The Law for Encouragement of Capital Investments, 1959, under which we receive the Approved Enterprise status will expire on June 30, 2004, unless its terms are extended. Accordingly, requests for new programs or expansions that are not approved by June 30, 2004 will not confer any tax benefits, unless the term of the law is extended. The termination or reduction of these tax benefits could harm our results of operations.

IT MAY BE DIFFICULT TO ENFORCE A UNITED STATES JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS OR TO ASSERT UNITED STATES SECURITIES LAW CLAIMS IN ISRAEL.

     We are incorporated in Israel. Most of our executive officers and directors and the Israeli experts named in this prospectus are non residents of the United States and a substantial portion of our assets and the assets of these persons are located outside of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment based upon the civil liability provisions of the United States federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these person in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR MAKE UNDESIRABLE AN ACQUISITION OF ALL OR A SIGNIFICANT PORTION OF OUR SHARES OR ASSETS.

     Israeli corporate law regulates acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

     Words such as "believe," "anticipate," "expect," "intend," "seek," "will," "plan," "could," "may," "project," "goal," "target" and similar expressions often identify forward-looking statements but are not the only way we identify these statements.

     These forward-looking statements involve risks, uncertainties, assumptions and other factors that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include the risk factors described in "Risk Factors" above and other factors discussed elsewhere in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated herein by reference.

     Many of these factors are beyond our ability to control or predict. You should not assume that forecasts and anticipated events will occur, or that our expectations and plans will not change. We do not have any intention to update forward-looking statements after we distribute this prospectus unless we are required to do so under U.S. federal securities laws or other applicable laws.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2003 (in thousands) on an actual basis and as adjusted to give effect to the issuance, subsequent to December 31, 2003, of 1,300,000 ordinary shares and immediately exercisable warrants for up to an additional 899,920 ordinary shares, for an aggregate purchase price of $15,132,000.

     You should read this table in conjunction with "Selling Shareholders," and our consolidated financial statements and related notes incorporated by reference to this prospectus.

                                                     DECEMBER 31, 2003
                                                  ----------------------
                                                   ACTUAL    AS ADJUSTED
                                                  --------   -----------
                                                       (UNAUDITED)
Current portion of long-term loans ............   $    564     $    564
                                                  ========     ========

Long-term loans (excluding current portion) ...   $  3,121     $  3,121
                                                  --------     --------

Total shareholders' equity ....................     19,303       34,435
   Total capitalization .......................   $ 22,424     $ 37,556
                                                  ========     ========

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

                            PRICE RANGE OF OUR SHARES

     Our ordinary shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003. Since January 31, 2003, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange. Commencing November 12, 2002, our shares have also been listed for trading on the Nasdaq SmallCap Market.

     The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in euros giving effect to the reverse split as reported on the Neuer Markt of the Frankfurt Stock Exchange. The closing prices that are indicated below commencing January 31, 2003 were as reported in the Prime Standard Market of the Frankfurt Stock Exchange. It also shows, for the periods indicated, the high and low closing prices of our ordinary shares expressed in U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. See the discussion below for the exchange rates applicable during the periods set forth below. The following table also shows, for the periods indicated since November 12, 2002, the high and low closing prices of our ordinary shares in U.S. dollars as reported on the Nasdaq SmallCap Market.

                                           FRANKFURT STOCK    FRANKFURT STOCK
                                           EXCHANGE (1) PER   EXCHANGE (1) PER   NASDAQ SMALLCAP
                                             SHARE (EURO)         SHARE $          PER SHARE $
                                           ----------------   ----------------   ---------------
                                             HIGH    LOW         HIGH    LOW       HIGH    LOW
                                            -----   -----       -----   ----      -----   -----
1999
Third quarter (from August 31, 1999) ...     77.8    51.0        82.0   53.6        n/a     n/a
Fourth quarter .........................     71.0    49.5        72.0   49.6        n/a     n/a
Annual 1999 ............................     77.8    49.5        82.3   49.7        n/a     n/a
2000                                                                                n/a     n/a
First quarter ..........................    334.0    64.7       322.1   66.4        n/a     n/a
Second quarter .........................    220.0   149.5       200.6   44.2        n/a     n/a
Third quarter ..........................    193.5    86.0       180.2   75.9        n/a     n/a
Fourth quarter .........................    102.5    32.5        90.2   60.4        n/a     n/a
Annual 2000 ............................    313.0    32.5       301.7   30.2        n/a     n/a
2001                                                                                n/a     n/a
First quarter ..........................     77.5    31.4        73.8   29.8        n/a     n/a
Second quarter .........................     40.4    24.0        35.6   20.7        n/a     n/a
Third quarter ..........................     25.7     8.5        22.5    7.4        n/a     n/a
Fourth quarter .........................     23.1    12.2        20.9   10.8        n/a     n/a
Annual 2001 ............................     77.5     8.5        73.1    7.4        n/a     n/a
2002                                                                                n/a     n/a
First quarter ..........................     14.5    10.4        12.8    9.1        n/a     n/a
Second quarter .........................     11.4     7.0        10.7    6.8        n/a     n/a
Third quarter ..........................      9.6     3.9         9.7    3.8        n/a     n/a
Fourth quarter .........................      8.4     3.5         8.4    3.5       8.10    4.65
Annual 2002 ............................     14.5     3.5        12.8    3.5       8.10    4.65
2003
First quarter ..........................      5.3     3.0         5.7    3.2       5.03    3.60
Second quarter .........................      4.7     3.2         5.4    3.7       4.06    3.40
Third quarter ..........................      4.4     3.0         4.9    3.4       4.50    3.20
Fourth quarter .........................      9.7     3.6        12.1    4.3      13.80    3.90
Annual 2003 ............................      9.7     3.0        12.1    3.3      13.80    3.20
January 2003 ...........................      5.2     3.9         5.5    4.2       5.00    4.60
February 2003 ..........................      5.3     3.8         5.7    4.1       5.03    4.11
March 2003 .............................      4.2     3.0         4.4    3.3       4.11    3.60
April 2003 .............................      4.2     3.3         4.5    3.5       4.06    3.49
May 2003 ...............................      4.7     3.6         5.4    4.3       3.90    3.40
June 2003 ..............................      4.0     3.2         4.7    3.7       3.70    3.49
July 2003 ..............................      3.6     3.0         4.1    3.5       3.75    3.20
November  2003..........................      8.2     5.9         9.8    7.1       9.35    7.24
December 2003 ..........................      9.7     5.7        12.1    6.9      13.80    7.25
2004
First quarter ..........................     11.5     5.9        14.5    7.2      14.74    8.76
January 2004 ...........................     11.5     9.5        14.5   11.9      14.74   12.09
February 2004 ..........................     10.3     9.8        12.9   12.2      12.70   11.50
March 2004 .............................      8.4     5.9        10.3    7.2      10.85    8.76
April 2004 .............................     11.0     7.5        13.1    9.2      12.65    9.39
May 2004 (through May 26, 2004) ........      9.4     7.6        11.4    9.1      11.61    8.91

(1) Our shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003 after which, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange. To the extent required, share prices are adjusted to give effect to our 10-for-1 reverse share split effective as of June 17, 2002.

     Our ordinary shares, to the extent they are admitted to the Prime Standard Segment, are represented by global share certificates registered in the name of Clearstream Banking AG. As a result, we do not know the number of our outstanding ordinary shares held in the United States or the number of holders of our ordinary shares who reside in the United States.

     The following table sets forth, for the periods and dates indicated, information concerning the noon buying rate for the euro, express in euros per dollar.

                                 AVERAGE                      PERIOD-
                                 RATE(1)    HIGH     LOW     END RATE
                                 -------   ------   ------   --------
1999 .........................   0.9455    0.9984   0.8466    0.9930
2000 .........................   1.0860    1.2090   0.9675    1.0650
2001 .........................   1.1173    1.2346   1.0488    1.1235
2002 .........................   0.9454    1.1636   0.9537    0.9537
2003 .........................   1.1321    0.9652   0.7938    0.7938
2004 (through May 21, 2004)...   1.2303    0.8474   0.7780    0.8327

(1) The average daily noon buying rate from the Federal Reserve Bank of New
York.

     Our ordinary shares are traded publicly on the Nasdaq SmallCap Market under the symbol "OTIV." Our ordinary shares are also traded publicly on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5."

     On May 26, 2004, the last reported sale prices of our ordinary shares on the Prime-Standard Segment and the Nasdaq SmallCap Market were $9.72 and $9.71 per share, respectively. According to our transfer agent, as of May 25, 2004, there were 54 holders of record of our ordinary shares.

                              SELLING SHAREHOLDERS

     We understand that the selling shareholders named below may sell the ordinary shares held by them as listed below as of the date of this prospectus. Except as indicated below, to our knowledge, none of the selling shareholders is a director, officer, consultant or holder of 10% or more of our shares or a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. For the selling shareholders that are entities, we have identified in the footnotes the individuals who have or share voting and/or investment control over such selling shareholder. The number of shares held by certain selling shareholders prior to the offering and thereafter as set forth below includes certain unexercised warrants held by the selling shareholders. The number of ordinary shares and number of ordinary underlying warrants to be offered for the selling shareholders' account are represented in separate columns. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below.

                                                                                    AMOUNT OF
                                                                                 ORDINARY SHARES
                                                                  AMOUNT OF        UNDERLYING
                                                                  ORDINARY         WARRANTS OR
                                                                 SHARES TO BE     OPTIONS TO BE
                                RELATIONSHIP                       OFFERED       OFFERED FOR THE        AMOUNT           PERCENT
                                  WITH US       TOTAL AMOUNT   FOR THE SELLING       SELLING         BENEFICIALLY      BENEFICIALLY
                                WITHIN PAST     BENEFICIALLY    SHAREHOLDERS'     SHAREHOLDERS'    OWNED AFTER THE   OWNED AFTER THE
NAME                              3 YEARS         OWNED(*)        ACCOUNT            ACCOUNT         OFFERING(**)     OFFERING(***)
---------------------------   ---------------   ------------   ---------------   ---------------   ---------------   ---------------
Alpha Capital AG                 Shareholder      48,000(1)         30,000            18,000               --               --
Pradafan 7
Furstentume 9498
Vaduz
Liechtenstein

Banque Privee                    Shareholder     158,400(2)         99,000            59,400               --               --
Edmond de Rothschild S.A.
18, Rue de Hesse
1204 Geneve
Switzerland

Bonanza Trust                    Shareholder      10,588(3)             --             2,742            7,846               --(a)
Horwood, Marcus & Berk
180 North Laslie Street
Suite 3700
Chicago, IL 60601

Yvonne K. Briggs                 Shareholder         500(4)             --               500               --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

Frank Colen                      Shareholder       1,000(5)             --             1,000               --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

Cougar Trading, LLC              Shareholder      80,000(6)         50,000            30,000               --               --
Suite 2301
375 Park Avenue
New York, NY 10152

                                                                                    AMOUNT OF
                                                                                 ORDINARY SHARES
                                                                  AMOUNT OF        UNDERLYING
                                                                  ORDINARY         WARRANTS OR
                                                                 SHARES TO BE     OPTIONS TO BE
                                RELATIONSHIP                       OFFERED       OFFERED FOR THE        AMOUNT           PERCENT
                                  WITH US       TOTAL AMOUNT   FOR THE SELLING       SELLING         BENEFICIALLY      BENEFICIALLY
                                WITHIN PAST     BENEFICIALLY    SHAREHOLDERS'     SHAREHOLDERS'    OWNED AFTER THE   OWNED AFTER THE
NAME                              3 YEARS         OWNED(*)        ACCOUNT            ACCOUNT         OFFERING(**)     OFFERING(***)
---------------------------   ---------------   ------------   ---------------   ---------------   ---------------   ---------------
Cranshire Capital, L.P.          Shareholder     102,400(7)         64,000            38,400              --               --
666 Dundee Road
Suite 1901
Northbrook, IL 60062

Crestview Capital Master,
   L.L.C.                        Shareholder     232,000(8)        145,000            87,000              --               --
95 Revere Drive
Suite A
Northbrook, IL 60062

Cory Dorzek                      Shareholder       1,000(9)             --             1,000              --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

Finsbury Technology Trust        Shareholder     158,400(10)        99,000            59,400              --               --
4 Crown Place
London EC2A 4FT
England

Hadar Insurance Company
   Ltd.                          Shareholder     112,000(11)        70,000            42,000              --               --
53 Derech Hashalam
Givatayira 53454
Israel

Christopher T. Hagar             Shareholder       5,000(12)            --             5,000              --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

HUG Funding LLC                  Shareholder      33,600(13)        21,000            12,600              --               --
145 Huguenot Street
Suite 404
New Rochelle, NY 10801

Iroquois Capital, LP             Shareholder      54,982(14)        34,364            20,618              --               --
641 Lexington Avenue -
26th Flr.
New York, NY 10022

Jason Janosz                     Shareholder       1,000(15)            --             1,000              --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

                                                                                    AMOUNT OF
                                                                                 ORDINARY SHARES
                                                                  AMOUNT OF        UNDERLYING
                                                                  ORDINARY         WARRANTS OR
                                                                 SHARES TO BE     OPTIONS TO BE
                                RELATIONSHIP                       OFFERED       OFFERED FOR THE        AMOUNT           PERCENT
                                  WITH US       TOTAL AMOUNT   FOR THE SELLING       SELLING         BENEFICIALLY      BENEFICIALLY
                                WITHIN PAST     BENEFICIALLY    SHAREHOLDERS'     SHAREHOLDERS'    OWNED AFTER THE   OWNED AFTER THE
NAME                              3 YEARS         OWNED(*)        ACCOUNT            ACCOUNT         OFFERING(**)     OFFERING(***)
---------------------------   ---------------   ------------   ---------------   ---------------   ---------------   ---------------
Andrew F. Kaminsky               Shareholder      10,500(16)            --            10,500               --               --
125 Broad Street -
16th Flr.
New York, NY 10014

Keren Fortune Neemanuyot
   Ltd.                          Shareholder       8,000(17)         5,000             3,000               --               --
19, Yehuda Halevey Street
Tel Aviv
Israel

Keypunch & Co.                   Shareholder     232,000(18)       145,000            87,000               --               --
100 E.Pratt Street -
17th Flr.
Baltimore, MD 21202

KWG Trust                        Shareholder      10,588(19)            --             2,742            7,846               --(a)
Horwood, Marcus & Berk
180 North Laslie Street
Suite 3700
Chicago, IL 60601

LB Capital Investments LLC       Shareholder      67,200(20)        42,000            25,200               --               --
10 Sinclair Terrace
Short Hills, NJ 07078

LibertyView Funds, LP            Shareholder      45,328(21)        28,330            16,998               --               --
c/o Neuberger Berman, LLC
111 River Street
Suite 1000
Hoboken, NJ 07030

LibertyView Special
   Opportunities Fund, LP        Shareholder      90,672(22)        56,670            34,002               --               --
c/o Neuberger Berman, LLC
111 River Street
Suite 1000
Hoboken, NJ 07030

Sandy MacDonald                  Shareholder       1,000(23)            --             1,000               --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

Zubin Mory                       Shareholder         500(24)            --               500               --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

                                                                                    AMOUNT OF
                                                                                 ORDINARY SHARES
                                                                  AMOUNT OF        UNDERLYING
                                                                  ORDINARY         WARRANTS OR
                                                                 SHARES TO BE     OPTIONS TO BE
                                RELATIONSHIP                       OFFERED       OFFERED FOR THE        AMOUNT           PERCENT
                                  WITH US       TOTAL AMOUNT   FOR THE SELLING       SELLING         BENEFICIALLY      BENEFICIALLY
                                WITHIN PAST     BENEFICIALLY    SHAREHOLDERS'     SHAREHOLDERS'    OWNED AFTER THE   OWNED AFTER THE
NAME                              3 YEARS         OWNED(*)        ACCOUNT            ACCOUNT         OFFERING(**)     OFFERING(***)
---------------------------   ---------------   ------------   ---------------   ---------------   ---------------   ---------------
Mutavim Investment
   Consultants Ltd.              Shareholder      48,000(25)        30,000            18,000               --               --
Sahaf 5
Hod Asharon
Israel

Aharon Orlansky                  Shareholder       7,529(26)            --             2,984            4,545               --(a)
201 East 62nd Street -
Apt. 10A
New York, NY 10021

Ophir Enterprise &
   Investment Ltd.               Shareholder      32,000(27)        20,000            12,000               --               --
Kibbutz Bet Govrin D.N
Lachish Darom 79370
Israel

Ramco Mutual Funds
   Management (1383) Ltd.        Shareholder      48,000(28)        30,000            18,000               --               --
30 Kalisher Street
Tel Aviv 65257
Israel

S.A.R.A Ltd.                     Shareholder      16,000(29)        10,000             6,000               --               --
A Rafsoda 38 Rishon
Lezhion
Israel

Senvest International
   L.L.C.                        Shareholder      27,200(30)        17,000            10,200               --               --
680 Fifth Avenue
Suite 1300
New York, NY 10019

Senvest Israel Partners LP       Shareholder      27,200(31)        17,000            10,200               --               --
680 Fifth Avenue
Suite 1300
New York, NY 10019

Senvest Master Fund LP           Shareholder      27,200(32)        17,000            10,200               --               --
680 Fifth Avenue
Suite 1300
New York, NY 10019

Smithfield Fiduciary LLC         Shareholder     160,000(33)       100,000            60,000               --               --
c/o Highbridge Capital
   Management LLC
9 West 57th Street -
27th Flr.
New York, NY 10019

                                                                                    AMOUNT OF
                                                                                 ORDINARY SHARES
                                                                  AMOUNT OF        UNDERLYING
                                                                  ORDINARY         WARRANTS OR
                                                                 SHARES TO BE     OPTIONS TO BE
                                RELATIONSHIP                       OFFERED       OFFERED FOR THE        AMOUNT           PERCENT
                                  WITH US       TOTAL AMOUNT   FOR THE SELLING       SELLING         BENEFICIALLY      BENEFICIALLY
                                WITHIN PAST     BENEFICIALLY    SHAREHOLDERS'     SHAREHOLDERS'    OWNED AFTER THE   OWNED AFTER THE
NAME                              3 YEARS         OWNED(*)        ACCOUNT            ACCOUNT         OFFERING(**)     OFFERING(***)
---------------------------   ---------------   ------------   ---------------   ---------------   ---------------   ---------------
Sphere Master Fund LP            Shareholder     112,000(34)        70,000            42,000               --               --
21 Ha'arba Street
Tel Aviv
Israel

Stanley B. Stern                 Shareholder      35,476(35)            --            35,476               --               --
125 Broad Street -
16th Flr.
New York, NY 10014

Vertical Ventures, LLC           Shareholder      47,418(36)        29,636            17,782               --               --
641 Lexington Avenue -
26th Flr.
New York, NY 10022

Henry P. Williams                Shareholder       1,000(37)            --             1,000               --               --
c/o Andrew F. Kaminsky
125 Broad Street -
16th Flr.
New York, NY 10014

Y.A.Z. Investments &
   Assets Ltd.                   Shareholder     158,790(38)        60,000            36,000           62,790                1%
24 Lilenblum Street
Tel Aviv 65132
Israel

Yordent Ltd.                     Shareholder      21,556(39)        10,000             6,000            5,556               --(a)
24 Smilansky Street
Netanya 42432
Israel

Howard Sterling                  Shareholder      11,345(40)            --             2,500            8,845               --(a)
c/o Ganer & Ganer
1995 Broadway - 16th Flr.
New York, NY 10023

Alpine Capital Partners
   Inc.                            Finder          5,000(41)            --             5,000               --               --
570 Lexington Avenue -
32nd Flr.
New York, NY 10022

Zysman, Aharoni Gayer &
   Co. Law Offices            Israeli Counsel     10,000(42)            --            10,000               --               --
52A Hayarkon Street
Tel Aviv 63432
Israel

----------
(a) Less than 1%.

(*) Except as otherwise noted and pursuant to applicable community property laws, each person or entity named in the table has sole voting and investment power with respect to all ordinary shares listed as owned by that person or entity. Shares beneficially owned include shares that may be acquired pursuant to options and warrants exercisable within 60 days of the date of this prospectus.

(**) Assuming the sale of all shares registered for the account of the selling shareholders. The selling shareholders may sell all, some or no portion of the ordinary shares registered hereunder.

(***) Based on 7,397,422 ordinary shares outstanding as of May 26, 2004. Ordinary shares deemed to be beneficially owned by virtue of the right of any person to acquire these shares within 60 days of the date of this prospectus are treated as outstanding only for purposes of determining the percent owned by such person.

(1) Includes 30,000 ordinary shares and 18,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Konrad Ackerman has voting and/or investment control over this selling shareholder.

(2) Includes 99,000 ordinary shares and 59,400 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Patrick Segal has voting and/or investment control over this selling shareholder.

(3) Consists of 2,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share, 4,546 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share, 2,050 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.50 per share and 1,492 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Jeff Zaluda has voting and/or investment control over this selling shareholder.

(4) Consists of 500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(5) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(6) Includes 50,000 ordinary shares and 30,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Emanuel E. Geduld has voting and/or investment control over this selling shareholder.

(7) Includes 64,000 ordinary shares and 38,400 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Mitchel P. Kopin has voting and/or investment control over this selling shareholder.

(8) Includes 145,000 ordinary shares and 87,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Richard Levy has voting and/or investment control over this selling shareholder.

(9) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(10) Includes 99,000 ordinary shares held by Hare & Co. as custodian for the Finsbury Technology Trust, and 59,400 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Michael Bourne has voting and/or investment control over this selling shareholder.

(11) Includes 70,000 ordinary shares and 42,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Eitan Levy has voting and/or investment control over this selling shareholder.

(12) Consists of 5,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(13) Includes 21,000 ordinary shares and 12,600 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Ethan Benovitz has voting and/or investment control over this selling shareholder.

(14) Includes 34,364 ordinary shares and 20,618 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Josh Silverman has voting and/or investment control over this selling shareholder.

(15) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(16) Consists of 10,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(17) Includes 5,000 ordinary shares and 3,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Avi Saban and/or Meni Mizrachi has voting and/or investment control over this selling shareholder.

(18) Includes 145,000 ordinary shares and 87,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. James Thorne has voting and/or investment control over this selling shareholder.

(19) Consists of 2,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share and 4,546 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share, 2,050 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.50 per share and 1,492 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Jeff Zaluda has voting and/or investment control over this selling shareholder.

(20) Includes 42,000 ordinary shares and 25,200 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Lior Bregman has voting and/or investment control over this selling shareholder.

(21) Includes 28,330 ordinary shares and 16,998 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Richard Meckler has voting and/or investment control over this selling shareholder.

(22) Includes 56,670 ordinary shares and 34,002 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Richard Meckler has voting and/or investment control over this selling shareholder.

(23) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(24) Consists of 500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(25) Includes 30,000 ordinary shares and 18,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Itzik Babayov has voting and/or investment control over this selling shareholder.

(26) Consists of 4,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 2,984 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(27) Includes 20,000 ordinary shares and 12,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Gadi Hazan has voting and/or investment control over this selling shareholder.

(28) Includes 30,000 ordinary shares and 18,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Rami Rahimi has voting and/or investment control over this selling shareholder.

(29) Includes 10,000 ordinary shares and 6,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Sami Totah has voting and/or investment control over this selling shareholder.

(30) Includes 17,000 ordinary shares and 10,200 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Robert Katz has voting and/or investment control over this selling shareholder.

(31) Includes 17,000 ordinary shares and 10,200 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Robert Katz has voting and/or investment control over this selling shareholder.

(32) Includes 17,000 ordinary shares and 10,200 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Robert Katz has voting and/or investment control over this selling shareholder.

(33) Includes 100,000 ordinary shares and 60,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(34) Includes 70,000 ordinary shares and 42,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Doron Breen has voting and/or investment control over this selling shareholder.

(35) Consists of 35, 476 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(36) Includes 29,636 ordinary shares and 17,782 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Josh Silverman has voting and/or investment control over this selling shareholder.

(37) Consists of 1,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share.

(38) Includes 122,790 ordinary shares and 36,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Yehuda Zadik and Ahouva Zadik have voting and/or investment control over this selling shareholder.

(39) Includes 15,556 ordinary shares and 6,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $13.97 per share. Yuri Rabinovitch has voting and/or investment control over this selling shareholder.

(40) Consists of 5,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share, 4,545 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $3.85 per share and 1,800 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $7.50 per share.

(41) Consists of 5,000 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $5.75 per share. Evan Bines and Leslie Bines have voting and/or investment control over this selling shareholder.

(42) Consists of 10,000 ordinary shares underlying options exercisable within 60 days with an exercise price of NIS 0.1 per share. Shmuel Zysman, Erez Aharony and Joseph Gayer have voting and/or investment control over this selling shareholder.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell their shares on the Prime Standard Segment of the Frankfurt Stock Exchange or on the Nasdaq SmallCap Market after the registration statement of which this prospectus forms a part is declared effective. The selling shareholders and their successors, including their permitted transferees, pledgees or donees or their successors, may sell the ordinary shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The shares covered by this prospectus to be sold from time to time by the selling shareholders may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

     o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the ordinary shares may be listed or quoted at the time of sale;
     o    in the over-the-counter market;
     o    in private transactions;
     o    by pledge to secure debts and other obligations; or
     o    a combination of any of the above transactions.

     The selling shareholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling shareholders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker-dealer acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as principal. This compensation might also exceed customary commissions.

     If any selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     o    a block trade,
     o    a special offering,
     o    an exchange distribution or secondary distribution, or
     o    a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

     The supplement will disclose, to the extent required:

     o the names of the selling shareholders and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    any other fact material to the transaction.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale or distribution of the ordinary shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Under the Securities Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our ordinary shares for a period of up to 5 business days prior to the commencement of such distribution. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other such persons. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     In order to comply with the securities laws of some jurisdictions, if applicable, the ordinary shares must be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our ordinary shares or other securities. We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant. In the event of a distribution of a cash dividend out of tax exempt income, we will be liable to corporate tax at a rate of 25% in respect of the amount distributed.

                         DESCRIPTION OF ORDINARY SHARES

     As of May 26, 2004, our authorized share capital consists of 30,000,000 ordinary shares, nominal value of NIS 0.1 per share, of which 7,397,422 are issued and outstanding, excluding shares issuable upon exercise of warrants or options.

     The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

                                  LEGAL MATTERS

     The validity of the ordinary shares offered in this offering and certain other matters in connection with this offering relating to Israeli law will be passed upon for us by Zysman Aharoni Gayer & Co. Law Offices, Tel Aviv, Israel. Weil, Gotshal & Manges LLP, New York, New York, has advised us with respect to United States legal matters in connection with this offering. As of the date of this prospectus, Zysman Aharoni Gayer & Co. beneficially owns options to acquire 10,000 of our ordinary shares.

                                     EXPERTS

     The consolidated financial statements of On Track Innovations Ltd. and its subsidiaries as of December 31, 2003 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, independent public accounting firm, a member of KPMG International, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Luboshitz Kasierer, an affiliate member of Ernst & Young International, independent auditors, have audited our consolidated financial statements as of December 31, 2002 and for the year then ended included in our Annual Report on Form 20-F for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement. Our financial statements are incorporated by reference in reliance on Luboshitz Kasierer's report, given on their authority as experts in accounting and auditing.

     Our financial statements as of and for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Luboshitz Kasierer Arthur Andersen ("AA"), independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. We have been unable to obtain AA's consent to the incorporation by reference into this prospectus of AA's report with respect to our consolidated financial statements as of and for the year ended December 31, 2001. AA has ceased conducting operations. Accordingly, it is highly unlikely that you will be able to recover damages from AA under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by AA or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the assets of these persons are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

     We have been informed by our legal counsel in Israel, Zysman Aharoni Gayer & Co. Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act or the German securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

     o the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;
     o the foreign court is not prohibited by law from enforcing judgments of Israeli courts;
     o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;
     o the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;
     o the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
     o the obligations under the judgment are enforceable according to the laws of the State of Israel.

     We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering.

     Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form F-3, including the exhibits and schedules thereto, with the Securities and Exchange Commission, or SEC, under the Securities Act, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

     We are subject to the informational requirements of the Securities Exchange Act, applicable to foreign private issuers. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we will file with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

     You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

     Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K street, N.W., Washington D.C. 20006. In addition, under German law, documents referred to in this prospectus, in so far as they relate to us may be inspected during normal business hours at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:

     o Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on April 2, 2003 (SEC File No. 0-49877);
     o Our reports on Form 6-K furnished to the SEC on April 7, 2004, April 13, 2004, April 20, 2004, April 29, 2004, May 4, 2004 and May 20,
          2004.
     o The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on June 19, 2002.

     We also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Securities Act of 1934 submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.

     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

     We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel,
Attention: Investor Relations. Our phone number is +011-972-4-686-8000.

                                    EXPENSES

     We anticipate that our total expenses with respect to the registration statement of which this prospectus is a part and the offering to be made hereby will aggregate approximately $23,000, of which $2,650 is attributable to the SEC registration fee, approximately $10,000 is attributable to legal fees and approximately $10,000 is attributable to accounting fees.

                   ==========================================

                       [LOGO OF ON TRACK INNOVATIONS LTD.]

                            2,162,944 ORDINARY SHARES

                                   ----------

                                   PROSPECTUS

                                   ----------

                                        , 2004

                   ==========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

     Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

     Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

  o a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and
  o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent.

A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

  o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  o  a breach of duty of care to the company or to a third party; and
  o a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

  o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  o  a breach of duty of care committed intentionally or recklessly;
  o an act or omission committed with intent to derive illegal personal benefit; or
  o  a fine levied against the office holder.

     Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

     Our articles of association provide that we may indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy with an aggregate claim limit of $5 million.

     Our board of directors has resolved to indemnify and insure our office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The applicable indemnification was limited to up to $5 million. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

     Our U.S. subsidiary has also entered into indemnification agreements with certain of its key employees. These agreements provide, independent of the indemnification these individuals are entitled to by law and under the provisions of the subsidiary's charter, indemnification for certain acts while employed by the subsidiary. These indemnification agreements contain exclusions, such as limiting indemnification that would be unlawful or that is covered by other liability insurance. Moreover, employees are not indemnified against liability to the extent that the employee gained a personal profit to which he or she is not legally entitled, including proceeds obtained from the illegal trading of our equity securities. The performance of these agreements is guaranteed by OTI as parent of the U.S. subsidiary, to the extent permitted by Israeli law.

Item 9. Exhibits and Financial Statement Schedules

     (a) Exhibits

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------   ----------------------------------------------------------------------
 4.1 --   Specimen share certificate*

 5.1 --   Opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
23.1 --   Consent of Luboshitz Kasierer, an affiliate member of Ernst & Young
          International
23.2 --   Consent of Somekh Chaikin, a member of KPMG International
23.3 --   Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)
24.1 --   Powers of Attorney (included in signature page to Registration
          Statement)

---------------
* Incorporated herein by reference from the Registrant's Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.

     All Other schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the consolidated financial statements, the notes thereto or elsewhere herein.

Item 10. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

PROVIDED, HOWEVER, that paragraphs (i) and (ii) shall not apply to the extent that the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; PROVIDED, HOWEVER, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (5) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rosh Pina, Israel, on May 27, 2004.

                         ON TRACK INNOVATIONS LTD.

                         By:

                                 /s/ Oded Bashan
                         ---------------------------------------------
                         Name:   Oded Bashan
                         Title:  Chairman of the Board of Directors,
                                 President and Chief Executive Officer

                         By:

                                 /s/ Ronnie Gilboa
                         ---------------------------------------------
                         Name:   Ronnie Gilboa
                         Title:  Vice President-Projects

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Oded Bashan, Ohad Bashan and Guy Shafran, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments)to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith,(iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 562(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

NAME                        TITLE                                   DATE
-------------------------   -------------------------------------   ------------
  /s/ Oded Bashan           Chairman of the Board of Directors,     May 27, 2004
--------------------        President and Chief Executive
Oded Bashan                 Officer (Principal Executive Officer)

  /s/ Guy Shafran           Chief Financial Officer (Principal      May 27, 2004
--------------------        Financial and Accounting Officer)
Guy Shafran

  /s/ Ronnie Gilboa         Vice President-Projects and Director    May 27, 2004
----------------------
Ronnie Gilboa

  /s/ Shulamith Shiffer     Director                                May 27, 2004
-------------------------
Shulamith Shiffer

  /s/ Felix Goedhart        Director                                May 27, 2004
----------------------
Felix Goedhart

  /s/ Raanan Ellran         Director                                May 27, 2004
---------------------
Raanan Ellran

  /s/ Eliezer Manor         Director                                May 27, 2004
---------------------
Eliezer Manor

  /s/ Liora Katzenstein     Director                                May 27, 2004
-------------------------
Liora Katzenstein

  /s/ Eli Akavia            Director                                May 27, 2004
------------------
Eli Akavia

Authorized
Representative
in the United States:

OTI AMERICA, INC.                                                   May 27, 2004

By:   /s/ Ohad Bashan
   ---------------------
   Ohad Bashan

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    EXHIBIT DESCRIPTION
-------   ----------------------------------------------------------------------
 4.1 --   Specimen share certificate*
 5.1 --   Opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
23.1 --   Consent of Luboshitz Kasierer, an affiliate member of Ernst & Young
          International 23.2 --Consent of Somekh Chaikin, a member of KPMG
          International
23.2 --   Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant (included in Exhibit 5.1)
24.1 --   Powers of Attorney (included in signature page to Registration
          Statement)

---------------
* Incorporated herein by reference from the Registrant's Registration Statement on Form F-1 (Registration No. 333-90496), filed with the SEC on June 14, 2002.

                                                                     EXHIBIT 5.1

                   ZYSMAN, AHARONI, GAYER & CO. - LAW OFFICES
                               52A HAYARKON STREET
                                 TEL-AVIV 63432
                                     ISRAEL
                             FAX: 011 972 3 7955550

                                                                    May 27, 2004

On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh Pina
Israel 12000

                     Re: REGISTRATION STATEMENT ON FORM F-3

Dear Ladies and Gentlemen

     We have acted as Israeli counsel for On Track Innovations Ltd., an Israeli company (the "COMPANY"), in connection with the preparation of a registration statement on Form F-3 (the "REGISTRATION STATEMENT") pursuant to the United States Securities Act of 1933, as amended (the "ACT") to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 2,162,944 Ordinary Shares, nominal value NIS 0.1 per share of the Company (the "SHARES").

     You have asked us to render our opinion as to the matters hereinafter set forth herein.

     We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

     In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel. Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1. The Company is a corporation duly organized and validly existing under the laws of Israel.

2. The Shares, including shares underlying warrants and options, to be sold as described in the Registration Statement have been duly authorized. The Shares other than the shares underlying warrants and options are legally issued, fully paid and nonassessable, and the shares underlying the warrants and options when issued and paid for will be legally issued, fully paid and nonassessable.

     This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the prospectus made part of the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.

     We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli Law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/ Zysman, Aharoni, Gayer & Co.

                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of On Track Innovations Ltd. for the registration of 2,162,944 of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003 with respect to the consolidated financial statements of On Track Innovations Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

May 27, 2004                  Luboshitz Kasierer

     TEL-AVIV, ISRAEL         AN AFFILIATE MEMBER OF ERNST & YOUNG INTERNATIONAL

                                                                    EXHIBIT 23.2

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 19, 2004, with respect to the consolidated balance sheet of On Track Innovations Ltd. and its subsidiaries (the "Company") as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders' and cash flows for the year then ended, included in the Company's Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


---------------------------------------
Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

May 27, 2004